EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ZAGG Inc:
We consent to the incorporation by reference in the registration statements (No. 333-228262) on Form S-3 and (Nos. 333-203892 and 333-187467) on Form S-8, of ZAGG Inc of our reports dated March 16, 2020, with respect to the consolidated balance sheets of ZAGG Inc and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of ZAGG Inc.
Our report dated March 16, 2020, on the consolidated financial statements, refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases. Our report also refers to a change in the method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers.
Our report dated March 16, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that Halo2Cloud, LLC (HALO), which was acquired during 2019, was excluded from management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of HALO.
/s/ KPMG LLP
Salt Lake City, Utah
March 16, 2020